EXHIBIT 10.13

                           EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement"), entered into as of the 15th day of June, 2004 (the "Effective Date"), is by and between Caneum, Inc., a corporation formed under the laws of the State of Nevada with its principal place of business at 170 Newport Center Drive, Suite 220, Newport Beach, CA 92660 ("Caneum"), and Raju Patel ("the Employee").

RECITALS:

     WHEREAS, Caneum desires to engage the services of the Employee as a Director of Professional Services, and the Employee is willing to render such services to Caneum in consideration of the terms and conditions agreed to by the parties; and

     WHEREAS, Employee is a shareholder and officer of Pipeline Software, Inc. ("Pipeline") and it is intended by the managements of Caneum and Pipeline that Pipeline will be merged into Caneum upon terms to be agreed upon by them (the "Merger"); and

     WHEREAS, the Board of Directors of Caneum (the "Board") has approved the employment of the Employee on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Caneum agrees to employ the Employee, and the Employee agrees to perform services for Caneum as an employee, upon the terms and conditions set forth herein.

1.   TERM.

     The initial term of this Agreement shall begin on the Effective Date and shall continue until the later of September 1, 2004 or two (2) years after the closing date of the Merger (the "Merger Closing Date"), unless it is terminated earlier as provided herein. Beginning on that date two years after the Merger Closing Date, and on each anniversary thereafter, unless it is terminated earlier as provided herein or Caneum delivers written notice to the Employee of its intention not to extend the Agreement at least ninety (90) days before such anniversary date, the term of this Agreement shall automatically be extended for one additional year. Such initial term, plus all extensions, shall be referred to herein as the "Employment Term."

2.   TITLE AND DUTIES.

     The Employee shall be employed as a Director of Professional Services of Caneum. The Employee shall perform such services consistent with his position as might be assigned to him from time to time by Caneum's Board or senior officers. The Board shall have the right to review and change the responsibilities of Employee from time to time as it may deem necessary

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or appropriate, provided, however, that such responsibilities shall not be inconsistent with the Employee's position as Director of Professional
Services.

3.   LOCATION.

     The Employee's place of employment shall be 1400 Quail Street, Suite 270, Newport Beach, CA 92660, or at such other location as mutually agreed between Caneum and the Board, but in no event outside Orange or San Diego counties.

4.   EXTENT OF SERVICES.

     a.   Duty to Perform Services.

          The Employee agrees not to engage in any business activities during the Employment Term except those that are for the benefit of Caneum and its subsidiaries, and to devote 100% of his entire business time, attention, skill, and effort to the performance of his duties under this Agreement for Caneum and any corporation controlled by Caneum now or during the term of this Agreement. While employed by Caneum, Employee may not serve on the board of directors of any other company. Notwithstanding the foregoing, the Employee may (i) until the Merger Closing Date be an officer, director and employee of Pipeline and/or of Suntel Systems, Inc. ("Suntel") and devote up to 50% of his working time to Pipeline and/or Suntel matters; (ii) devote not more than 5% of his working time in any calendar month in the first year after the Merger Closing Date, as a Director on the Board of Directors and Vice President of Suntel, to overseeing the following activities of that corporation: developing, modifying, marketing, promoting, licensing, producing and/or servicing the TeamView Software of that corporation, except to any entities which are then customers or sublicensees of Caneum or its subsidiaries, provided that after the Merger Closing Date Employee may serve as an officer of Suntel only for a term not to exceed six (6) months starting from the Merger Closing Date; and (iii) engage in charitable, professional and civic activities that do not impair the performance of his duties to Caneum, as the same may be changed from time to time. Nothing contained herein shall prevent the Employee from managing his own personal investments and affairs, including, but not limited to, investing his assets in the securities of publicly traded companies; provided, however, that the Employee's activities do not constitute a conflict of interest, violate securities laws, or otherwise interfere with the performance of his duties and responsibilities as described herein. The Employee agrees to adhere to Caneum's published policies and procedures, as adopted from time to time, affecting directors, officers, employees, and agents and shall use his best efforts to promote Caneum's interest, reputation, business and welfare.

     b.   Corporate Opportunities.

          The Employee agrees that he will not take personal advantage of any Caneum business opportunities that arise during the Employment Term and that might be of benefit to Caneum. All material facts regarding such opportunities must be promptly reported to the Board for consideration by Caneum.

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5.   COMPENSATION AND BENEFITS.

     a.   Base Salary.

          The Employee's monthly base salary shall be $10,000. The base salary shall be payable in equal installments in accordance with Caneum's standard payroll practices. The Employee's base salary shall be further reviewed no less frequently than annually after the Merger Closing Date for increases in the discretion of the Caneum Compensation Committee and/or Board, taking into account the compensation level for employees with similar skills and responsibilities at companies comparable to Caneum, the financial condition of Caneum, and the Employee's value to Caneum relative to other members of the executive management of Caneum; provided, however, that at no time during the Employment Term shall the Employee's base salary be decreased from the base salary then in effect except as part of an general program of salary adjustment by Caneum applicable to all vice presidents and above.

     b.   Stock Options

          Upon execution of this Agreement, Employee will be granted incentive stock options to purchase up to 500,000 shares of Caneum Common Stock at an exercise price of $.75 per share pursuant to the Stock Option Agreement between Caneum and the Employee attached to this Agreement as Exhibit A, and will be subject to the terms, definitions and provisions of Caneum's 2002 Stock Option/Stock Issuances Plan (the "Option Plan") which is incorporated therein by reference. In the event of a conflict between this Agreement and the Stock Option Agreement, this Agreement shall control.

     c.   Performance Compensation

          (i) For the first two years of the Employment Term after the Merger Closing Date, Employee shall receive bonuses as set forth in Exhibit B hereto (the "Initial Bonus Plan"), and shall not be eligible for any bonus determined in accordance with clause (ii) below.

          (ii) If this Agreement is extended beyond its original term of two years, Employee will be eligible to participate in any bonus plan(s) for the additional employment periods established by Caneum's board of directors or compensation committee for employees of similar grade, position and title.

     d.   Other Benefits.

          During the Employment Term after the Merger Closing Date, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by Caneum of general applicability to other senior executives of Caneum, including, without limitation, if in effect, Caneum's group medical, dental, vision, disability, life insurance, flexible-spending account, 401(k) and other plans. Failure after the Merger Closing Date to provide some reasonable medical coverage under a PPO or equivalent plan to Employee that will cover Employee, Employee's spouse and all Employee's dependents, during the Employment Term, will constitute a material breach of this Agreement.

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     e.   Vacation.

          After the Merger Closing Date, Employee will be entitled to paid vacation of four (4) weeks per year in accordance with Caneum's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

     f.   Reimbursement of Business Expenses.

          Caneum shall promptly reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of such supporting information and documentation as Caneum may reasonably request in accordance with company policy and the requirements of the Internal Revenue Code.

6.   TERMINATION OF EMPLOYMENT.

     a.   Termination Due to Death.

          The Employee's employment and this Agreement shall terminate immediately upon his death. If the Employee's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:

               (i) payment of any unpaid portion of his base salary through the date of such termination;
               (ii) payment of any earned, unpaid bonus pursuant to either the Initial Bonus Plan or the Ordinary Bonus Plan;
               (iii) reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder;
               (iv) the right to elect continuation coverage of insurance benefits to the extent required by law;
               (v) any pension survivor benefits that may become due pursuant to any employee benefit plan or program of Caneum; and
               (vi) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Caneum, this Agreement, or any other agreement between Caneum and the Employee.

     b.   Termination Due to Disability.

          Caneum may terminate the Employee's employment at any time if the Employee becomes disabled, upon written notice by Caneum to the Employee. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time the notice is given, has been unable to perform his duties under this Agreement for a period of not less than ninety (90) days during any 180-day period as a result of the Employee's incapacity due to physical or mental illness. If the Employee's employment is terminated due to his disability, he shall be entitled to:

               (i) payment of any unpaid portion of his base salary through the date of such termination;

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               (ii) payment of any earned, unpaid bonus pursuant to either the Initial Bonus Plan or the Ordinary Bonus Plan;
               (iii) reimbursement for any outstanding reasonable business expenses he has incurred in performing his duties hereunder;
               (iv) the right to elect continuation coverage of insurance benefits to the extent required by law; and
               (v) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Caneum, this Agreement, or any other agreement between Caneum and the Employee.

          As soon as administratively possible following the Merger Closing Date, Caneum shall make available to the Employee, and other similarly-situated employees, a disability benefit plan, paid by Caneum, having terms as are reasonable and customary for similarly sized firms.

     c.   Termination for Cause.

          Caneum may terminate the Employee's employment at any time for Cause, provided that it gives written notice of termination to the Employee as set forth below. If the Employee's employment is terminated for Cause, as defined below, he shall be entitled to:

               (i) payment of any unpaid portion of his base salary through the date of such termination;
               (ii) payment of any earned, unpaid bonus pursuant to either the Initial Bonus Plan or the Ordinary Bonus Plan;
               (iii) reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder;
               (iv) the right to elect continuation coverage of insurance benefits to the extent required by law; and
               (v) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Caneum, this Agreement, or any other agreement between Caneum and the Employee.

          For purposes of this Agreement, "Cause" for a termination shall mean: (i) the final conviction of Employee of, or Employee's plea of guilty or nolo contendere, to any felony involving moral turpitude;
(ii) fraud, misappropriation or embezzlement by Employee in connection with Employee's duties to Caneum; (iii) Employee's willful misconduct in the performance of his duties to Caneum which is not fully cured before the termination notice is given under the following paragraph; or
(iv) Employee's uncured material breach of this Agreement, his Confidential Information Agreement (defined in Section 9) or any non-competition or non-solicitation covenant given by Employee to Caneum in connection with the Merger closing (a "Closing Covenant"), which is not fully cured before the termination notice is given under the following paragraph.

          If Caneum exercises its right to terminate the Employee for Cause, Caneum shall: (1) give the Employee written notice of termination at least twenty (20) days before the date of such termination specifying in detail the conduct constituting such Cause, and (2) deliver to the


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Employee a copy of a resolution duly adopted by a majority of the entire membership of the Board, excluding the Employee and any other interested directors, after an opportunity for the Employee to be heard in person by members of the Board, finding that the Employee has engaged in conduct constituting Cause. It there is such Cause, during such notice period before the termination Caneum may restrict the Employee's duties and his access to Caneum's assets and information without such restriction being a violation of this Agreement or constructive termination.

     d.   Termination Without Cause or Constructive Termination Without
Cause.

          Caneum may terminate the Employee's employment at any time without Cause. If the Employee's employment is terminated without Cause, or if there is a constructive termination without Cause, as defined below, the Employee shall be entitled to receive from Caneum the following:

               (i) payment of any unpaid portion of his base salary through the date of such termination;
               (ii) payment of any earned, unpaid bonus pursuant to either the Initial Bonus Plan or the Ordinary Bonus Plan;
               (iii) reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder;
               (iv) the right to elect continuation coverage of insurance benefits to the extent required by law;
               (iv) full and immediate vesting of any unvested stock options, only if such termination is after the Merger Closing Date;
               (v) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Caneum, this Agreement, or any other agreement between Caneum and the Employee;
               (vi) only if such termination is after the Merger Closing Date, for the remainder of the then-current Employment Term, payment of any premiums for health insurance continuation coverage under any Caneum health plan that is elected by the Employee or his beneficiaries pursuant to Section 4980B of the Internal Revenue Code, but only so long as the Employee is not eligible for coverage under a health plan of another employer (whether or not he elects to receive coverage under that plan); and
               (vii) subject to limitations set forth below, a severance benefit in an amount equal to one (1) times the largest annual base salary received by Employee under the Agreement if such termination occurs after the Merger Closing Date and on or before one year after the Merger Closing Date, and fifty percent (50%) times the largest annual base salary received by Employee under the Agreement if such termination occurs after one year after the Merger Closing Date, but only if (x) Employee executes an agreement releasing Caneum from any further liability under this Agreement, (y) the period for revoking such release has

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          expired, and (z) at any time in question Employee has not
          previously materially breached the Confidential Information Agreement or a Closing Covenant.

          Provided that conditions (x) and (y) above have then been satisfied and Employee has not then materially breached the Confidential Information Agreement or a Closing Covenant, the Employee shall be deemed to have earned and Caneum shall pay to Employee 1/12 of the total severance benefit in Section 6(d)(vii) above on each of the first twelve (12) monthly anniversary dates of the termination under this Section 6(d). All severance benefits paid to the Employee shall be paid subject to all legally required payroll deductions and withholdings for sums owed by Caneum to the Employee.

          For purposes of this Agreement, constructive termination without Cause shall mean a termination of the Employee at his own initiative following the occurrence, without the Employee's prior written consent, of one or more of the following events not on account of Cause:

          (1) resignation as a result of Caneum's unlawful discrimination, or Caneum's violation of employment laws applicable to Employee, as evidenced by a final court order;
          (2) the failure of Caneum to obtain an assumption in writing of its obligation to perform under this Agreement by any successor to all or substantially all of the assets of Caneum in connection with any merger, consolidation, sale or similar transaction; or
          (3)  any material breach of this Agreement by Caneum.

          In the event the Employee is terminated without Cause or there is a constructive termination without Cause, each party shall provide the other with written notice not less than thirty (30) days before the effective date of the termination of employment.

     e.   Voluntary Termination.

          If the Employee voluntarily terminates his employment on his own initiative for reasons other than his death, disability, or constructive termination without Cause, he shall be entitled to:

               (i) payment of any unpaid portion of his base salary through the effective date of such termination;
               (ii) payment of any earned, unpaid bonus pursuant to either the Initial Bonus Plan or the Ordinary Bonus Plan;
               (iii) reimbursement for any outstanding reasonable business expenses he has incurred in performing his duties hereunder;
               (iv) the right to elect continuation coverage of insurance benefits to the extent required by law; and
               (v) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Caneum, this Agreement, or any other agreement between Caneum and the Employee.

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          A voluntary termination under this paragraph shall be effective upon fifteen (15) days' prior written notice to Caneum unless the parties mutually agree to change the effective date.

7.   MITIGATION AND OFFSET.

     If the Employee's employment is terminated during the term of this Agreement pursuant to the provisions of paragraph 6(d), above, the Employee shall be under no duty or obligation to seek or accept other employment, and no payment or benefits of any kind due him under this Agreement shall be reduced, suspended or in any way offset by any subsequent employment, except as provided in Section 6(d)(vi). The obligation of Caneum to make the payments provided for in this Agreement shall not be affected by any circumstance including, by way of example rather than limitation, any set-off, counterclaim, recoupment, defense, or other right that Caneum may assert, or due to any other employment or source of income obtained by the Employee.

8.   ENTITLEMENT TO OTHER BENEFITS.

     Except as expressly provided herein, this Agreement shall not be construed as limiting in any way any rights or benefits the Employee, his spouse, dependents or beneficiaries may have pursuant to any other employee benefits plans or programs.

9.   CONFIDENTIALITY.

     Employee agrees to enter into the form of Confidential Information and Invention Assignment Agreement attached hereto as Exhibit C (the
"Confidential Information Agreement") upon commencing employment hereunder.

10.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall, if Caneum or the Employee so elects, be settled by arbitration, in accordance with the Commercial Arbitration Rules procedures of the American Arbitration Association. Arbitration shall occur before a single arbitrator, provided, however, that if the parties cannot agree on the selection of such arbitrator within thirty (30) days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of California. Caneum and the Employee each irrevocably consent to the jurisdiction of the federal and state courts located in State of California for this purpose. The arbitrator shall be authorized to allocate the costs of arbitration and their reasonable attorney's fees between the parties. Notwithstanding the foregoing, Caneum, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as Caneum shall elect to enforce the Employee's covenants in Section 4(b) of this Agreement, the Confidential Information Agreement and a Closing Covenant.

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11.  LEGAL EXPENSES.

     Except as provided in Section 10 hereof, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

12.  INDEMNIFICATION.

     Caneum agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee or Caneum, or is, or was, serving at the request of Caneum as a director, officer, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by Caneum to the fullest extent permitted or authorized by Caneum's articles of incorporation and bylaws. To the extent consistent with the foregoing, this obligation to indemnify the Employee and hold him harmless shall continue even if he has ceased to be a director, officer, member, employee or agent of Caneum or other such entity described above, and shall inure to the benefit of the Employee's heirs, executors and administrators. Caneum shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by Caneum of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that the Employee is not entitled to be indemnified against such costs and expenses.

     Neither the failure of Caneum (including its Board, independent legal counsel or stockholders) to have made a determination before such Proceeding concerning payment of amounts claimed by the Employee under the paragraph above that indemnification of the Employee is proper because he has met the applicable standards of conduct, nor a determination by Caneum (including its Board, independent legal counsel or stockholders) that the Employee has not met such applicable standards of conduct, shall create a presumption that the Employee has not met the applicable standards of conduct.

     Employee understands and acknowledges that Caneum may be required in the future to undertake with the Securities and Exchange Commission to submit in certain circumstances the question of indemnification to a court for a determination of Caneum's right under public policy to indemnify Employee.

13.  ASSIGNABILITY AND BINDING NATURE.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Employee) and assigns. No rights or obligations may be assigned or transferred by Caneum, except that Caneum's rights or obligations may be

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assigned or transferred pursuant to a merger or consolidation in which
Caneum is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Caneum, provided that the assignee or transferee is the successor to all or substantially all of the assets of Caneum and such assignee or transferee assumes the liabilities, obligations, and duties of Caneum, as contained in this Agreement, either contractually or as a matter of law. Caneum further agrees, that in the event of a sale of assets or liquidation as described in the foregoing sentence, it shall take whatever action it is legally entitled to take in order to cause the assignee or transferee to expressly assume the liabilities, obligations, and duties of Caneum under this Agreement. Notwithstanding any such assignment, Caneum shall not be relieved from liability under this Agreement. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee, other than his right to receive compensation and benefits, provided such assignment or transfer is otherwise permitted by law.

14.  NOTICES.

     All notices required or permitted hereunder shall be in writing and shall be deemed effective: (1) upon personal delivery; or (2) in the case of delivery by mail or a delivery service, when received, addressed as follows:
          If to Caneum to:
               170 Newport Center Drive
               Suite 220
               Newport Beach, CA  92660

          With a copy (which shall not constitute notice) to:
               Ronald N. Vance
               Attorney at Law
               57 West 200 South, Suite 310
               Salt Lake City, UT  84101

          If to the Employee, to:


or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

15.  AMENDMENT.

     This agreement may be amended or modified only by a written instrument executed by both Caneum and the Employee.

16.  PRONOUNS.

     Whenever the context might require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

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17.  CAPTIONS.

     The captions appearing herein are for convenience of reference only and in no way define, limit or affect the scope or substance of any section hereof.

18.  TIME.

     All references herein to periods of days are to calendar days, unless expressly provided otherwise. Where the time period specified herein would end on a weekend or holiday, the time period shall be deemed to end on the next business day.

19.  ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement between Caneum and the Employee and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

20.  SEVERABILITY.

     In case any provision hereof shall be held by a court or arbitrator with jurisdiction over Caneum or the Employee to be invalid, illegal, or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of Caneum and the Employee in accordance with applicable law, and the validity, legality, and enforceability of the remaining provisions shall in not way be affected or impaired thereby.

21.  WAIVER.

     No delays or omission by Caneum or the Employee in exercising any right hereunder shall operate as a waiver of that or any other right. A waiver or consent given by Caneum or the Employee or any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

22.  GOVERNING LAW.

     This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of California, without regard to its conflicts of laws principles.

23.  WITHHOLDING.

     Caneum may make any appropriate arrangements to deduct from all benefits provided hereunder any taxes reasonably determined to be required to be withheld by any government or government agency. The Employee shall bear all taxes on benefits provided hereunder to the extent that no taxes are withheld, irrespective of whether withholding is required.

24.  COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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25.  FULL KNOWLEDGE.

     By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of separate counsel, or has been advised to obtain separate counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, Caneum and the Employee have executed this Agreement effective as of the day and year first written above.

CANEUM:                                 Caneum, Inc.,
                                        a Nevada corporation

Dated as of June 15, 2004               By:  /s/ Jason Daggett
                                             Jason Daggett,
                                             Chairman Compensation
Committee

EMPLOYEE:

Dated as of June 15, 2004               /s/ Raju Patel
                                        Raju Patel



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